EXHIBIT 4.13

GEORGIA RESIDENTIAL LEASE AGREEMENT

1160 GABLE

Please note: This exhibit has been redacted to remove name and contact information of tenant for which the issuer would consider disclosure of to be a “clearly unwarranted invasion of personal privacy” and for which the issuer “customarily and actually treats… as private or confidential and… is not material”. Redactions are indicated by a black box.

Georgia Residential Lease Agreement

On May 26, 2026,               (collectively, Resident, "you" or "your") and Mynd Management, Inc. as agent for the owner ("Landlord"), hereby enter into this Georgia Residential Lease Agreement (the Lease).

Owner: Tirios Atlas Acquisition, LLC - GA

Residence Address: 1160 Gable Ter Jonesboro GA 30236 ("Premises").

MONTHLY RENTAL CHARGES

# Description Amount 1 RBP Standard $ 39.95 2 Rent $ 1800.00 TOTAL MONTHLY RECURRING CHARGES $ 1839.95

PREVIOUSLY PAID DEPOSIT

1 Security Deposit $ 2200.00

1. LEASED PREMISES: Landlord agrees to rent to Resident that certain Premises described above.

2. TERM: The Lease Term ("Term") of the Lease commences on 09/01/2026 ("Commencement Date") and terminates on 08/31/2027.

a. Either party may terminate this Lease at the expiration of the Term or the expiration of any month-to- month Term thereafter, by providing at least 30 days’ prior written notice of intent to terminate to the other party. Rent shall be due and payable through the end of the notice period or the expiration of the Term, whichever occurs later. Resident's failure to provide the thirty (30) days' advance notice of intent to terminate the Lease will result in Resident being charged for the balance of the notice period in an amount equal to the daily pro rata rent.

b. The Term shall become month-to-month if, upon expiration of the initial Term, the Lease has not otherwise been terminated, extended, or renewed. The month-to-month term shall be subject to a month-to-month admin fee in addition to your monthly Rent. The tenancy will then be on a month-to- month basis at the increased monthly Rent and subject to all of the terms and conditions of this Lease until either party terminates the tenancy in accordance with this Lease and Applicable Law. Landlord may increase the monthly Rent by giving Resident written notice of such increase at least thirty (30) days prior to the commencement of the rental period for which the adjustment will apply. The term "Applicable Law" shall mean all laws, ordinances, directives, temporary orders, and rules and regulations enacted now or hereinafter by any governmental authority with jurisdiction over the Premises.

c. Resident understands for reasons beyond the control of the Landlord, Landlord may not be able to deliver the Premises by the scheduled commencement date, subject to Applicable Law, Resident's remedy in this event shall be limited to termination of this Lease, and Resident shall be entitled to a refund of any monies paid. Landlord shall have no further liability to Resident.

3. PERMITTED OCCUPANTS: In addition to the Resident, the following individuals will also reside at the Premises ("Occupants"):

No Additional Occupants

a. Resident represents, warrants, and covenants that all persons residing at the Premises are identified as Residents or Occupants within this Lease. All Occupants over the age of eighteen (18) are required to complete an application and are subject to the same approval process as Resident. Persons unnamed as Resident or Occupant are not allowed to reside in the Premises and must not stay in the Premises for more than seven (7) consecutive days, and no more than thirty (30) days in a calendar year, without Landlord's prior written consent.

b. Payments by third parties may be accepted, at Landlord's sole discretion, for the benefit of the Resident, however, acceptance of any payment will not create a tenancy between Landlord and the third party or otherwise be deemed a consent or convey any rights to such third party.

4. RENT: "Rent" will mean the monthly base rent and all other monetary obligations of Resident to Landlord under the terms of this Lease.

1

a. If the Commencement Date occurs after the twenty-fifth (25th) day of the month, then the initial rent payment due at move-in will include the prorated rent for the initial month in addition to the full month's rent for the subsequent month. Rent is due and payable in full, in advance, on or before the first (1st) day of each month without demand or offset and with no grace period. Unless otherwise required by Applicable Law, payments received will, without regard to their characterization or earmarking by Resident, be allocated by Landlord in the following order of priority: (i) to delinquent Rent; (ii) to late charges, interest and amounts owed other than Rent; and then; (iii) to Rent due for the current month.

b. Resident shall pay Rent as required under this Lease in one of the following manners:

Electronic Payment: Establish a payment account and utilize auto pay or one-time payment through the Resident Portal at https://residents.mynd.co or by utilizing the Mynd Mobile App; or Alternative Payment: Visit a PayLease Cash Pay location and make your payment in the name of Mynd Management, Inc. Visit https://www.paylease.com/cashpay/locations to find a PayLease location near you.

Submit a personal check, money order or cashier's check to:

Mynd Management, Inc.

PO Box 40970

Mesa, AZ 85274

(or at any other location subsequently specified by Landlord)

5. SECURITY DEPOSIT: The amount set forth on Page 1 as Security Deposit ("Security Deposit") was previously paid to Landlord pursuant to Resident's initial lease agreement and that same amount has been transferred and deposited with Landlord as security for Resident's payment and performance of the obligations under this Lease.

a. Subject to Applicable Law, Resident agrees that all or any portion of the Security Deposit may be used or retained by Landlord to: (i) cure Resident's default in payment of Rent, including late charges, NSF fees, utility charges or other sums due (ii) clean, repair, and restore the Premises and any appliances, furniture, fixtures, equipment, and other property supplied by Landlord to its condition on the Commencement Date, except normal wear and tear. Within the time required by Applicable Law, after Resident vacates the Premises, Landlord will provide Resident an itemized statement of the deductions from the received Security Deposit. The Security Deposit minus deductions will be returned by check and will be made payable jointly to all Residents named on this Lease, and mailed to the Resident's last known address.

b. The Security Deposit must not be used by Resident in lieu of the payment of last month's rent. The Security Deposit will not be returned until the Landlord has recovered possession of the Premises. No interest will be paid on the Security Deposit unless required by Applicable Law.

The Security Deposit will be held in a separate trust account at Wells Fargo Bank, N.A., 2 Peachtree Street NW, Atlanta, GA 30303.

6. LATE CHARGE; RETURNED PAYMENTS CHARGE:

a. If Rent is not received in full before the 4th day of each month, or if a payment is returned, Resident agrees to pay a late charge in the amount of $75.00 (the "Late Charge"). Resident acknowledges that late payment of Rent will cause Landlord to incur costs and expenses, including processing, enforcement and accounting expenses, and charges imposed on Landlord, the exact amounts of which are extremely difficult and impractical to determine. Resident agrees that the Late Charge represents a fair and reasonable estimate of the costs Landlord may incur by reason of late payment. The Late Charge does not establish a grace period. Landlord may serve a written notice of non-payment of Rent required by Applicable Law if Rent is not received by the 1st day of the month. If Landlord serves a written notice of non-payment of rent, Landlord may require that the payment called for in the notice be by money order or certified cashier’s check, in person, at the office location designated by Landlord.

b. Resident agrees to pay a non-sufficient funds fee ("NSF Charge") of $30.00 for each returned check or rejected electronic payment. If any payments of Rent are returned due to non-sufficient funds during the Lease Term, Resident acknowledges and agrees that Landlord may, in its sole discretion, upon notice to Resident require Resident to make all payments by money order or certified cashier's check in person at the office address, as designated by Landlord.

c. Any Late Charge or NSF Charge will be considered additional Rent and must be paid with the next installment of Rent. Landlord's acceptance of any Late Charge or NSF Charge will not constitute a waiver as to any default of Resident. Landlord's right to collect a Late Charge or Returned Check Charge will not be deemed an extension of the date Rent is due or prevent Landlord from exercising any other rights and remedies under this Lease and as provided by law.

7. UTILITIES: Unless stated otherwise in a separate Utility Addendum, Resident agrees to pay for all utilities and services serving the Premises. If any utilities or services are not separately metered, Resident must pay Resident's proportional share, as reasonably determined and directed by Landlord. If utilities are separately metered, Resident must place all utilities and services in Resident's name as of the Commencement Date. Resident is financially responsible for any cost for conversion or set up charge from existing utilities service providers.

2

a. Resident is required to show proof that all utilities have been set up in Resident's name prior to the Commencement Date. If for any reason Resident fails to transfer or maintain all utilities and services in Resident's name, an administration charge of $25.00 for each utility bill received by Landlord will be assessed to the Resident. Additionally, Resident will be responsible for amounts owed from any utility bill sent to Landlord during the duration of Resident’s tenancy.

b. Notwithstanding anything to the contrary in this Section, Landlord may, at its option and discretion, elect to contract directly with a utility service provider for utilities or services to the Premises, including without limitation, water, garbage and refuse removal, sewer, natural gas and electricity. Alternatively, Landlord may elect to contract with a utility billing agent to provide utility administrative services, including, but not limited to, utility connections/disconnections and billing services. If Landlord elects to contract directly with a utility or service provider or with a utility billing agent, then, to the extent allowed by Applicable Law, Resident must reimburse Landlord for all charges incurred by Landlord along with an administration fee and set-up charge (all such charges being referred to in this Lease as "Utility Charges") no later than the first of the following month after Landlord's request, which will be accompanied by an invoice documenting Utility Charges owed by Resident.

c. The Utility Charges shall include any water, sewer or garbage charges that are collected as assessments on the property tax bill.

d. The Utility Charges when due shall be deemed additional "Rent" under this Lease.

8. SUBLETTING; ASSIGNMENT: Resident must not sublet all or any part of the Premises, or assign or transfer this Lease or any interest in it, without Landlord's prior written consent. Occupancy is restricted to only the named Residents and Occupants that are identified within this Lease.

a. Any proposed assignee, transferee or sublessee shall submit to Landlord an application and credit information for Landlord's approval and, if approved, sign a separate written agreement with Landlord and Resident before occupying the Premises. If Landlord agrees to allow assignment, transfer or subletting, the Landlord reserves the right to raise the Rent to market rates. If the Landlord consents to a sublease, the Resident may not charge sub-resident more than their proportional share for the Rent

b. Any unapproved assignment, transfer or subletting will be deemed a non-curable default of this Lease. Landlord's consent to any one assignment, transfer or sublease will not be deemed as consent to any subsequent assignment, transfer or sublease and will not release Resident of Resident's obligations under this Lease. No action or inaction or acceptance of Rent or knowledge on the part of Landlord will be deemed to be a waiver of this section and will not be deemed approval of any assignee, transferee or sub-resident for any purpose.

c. Resident must not advertise the Premises for rent on Craigslist, Airbnb or any other advertisement or listing service without Landlord's written consent.

d. Landlord may assign this Lease at Landlord's sole and absolute discretion. Should Landlord sell, exchange, or assign this Lease or the Premises, as applicable (other than a conditional assignment as security for a loan), then Landlord, as transferor, will be relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of such transfer.

9. CONDITION OF PREMISES: Upon or prior to lease commencement, Resident has had the opportunity to inspect the Premises, including all appliances, landscaping, fixtures, improvements, equipment, hardware, smoke detectors and carbon monoxide detectors located at the Premises. Except as noted on any Move- In/Move-Out Assessment Form that was completed during the initial lease, Resident accepts the Premises in the current "As-Is" condition and warrants that Resident has been given adequate opportunity to fully inspect the Premises and that Resident accepts the Premises, together with all furnishings, if applicable, as being in good condition. Only items listed in the assessment form shall be accepted as defective, missing, or in need of remedial action. The absence of such notice shall be conclusive proof that there is no defective or hazardous equipment or conditions existing as of the start of the tenancy. Resident agrees and understands that the Move-In/Move-Out Assessment Form is not a request for repairs. Any required repairs will need to be submitted through a separate work order. A one-time nonrefundable account set up fee to cover the overhead costs associated with the completion of this Lease and move-in shall be charged to Resident as additional rent and paid to Landlord as part of the move-in charges.

10. NEIGHBORHOOD CONDITIONS: Resident accepts responsibility to ensure his or her satisfaction with the neighborhood or area conditions including but not limited to: (a) schools, (b) proximity and adequacy of law enforcement, crime statistics, proximity of registered felons or offenders, fire department response time, (c) adequacy and cost of any wired, wireless connections or other telecommunications or technology services and installations, (d) existing or proposed transportation, construction and development that may cause or affect noise, view, or traffic, (e) airport noise, noise or odor from other sources, (f) wild and domestic animals, (g) other nuisances, hazards, or circumstances, cemeteries, facilities and condition of common areas, conditions and influences of significance to certain cultures and/or religious, and personal needs, requirements and preferences of Resident.

3

11. ALTERATIONS: Resident will not make any alterations, modifications, or improvements (collectively, "Alterations"), without the written consent of Landlord. Any approved Alterations shall become the property of Landlord upon termination of this Lease. Landlord may charge Resident for restoration of the Premises to the condition it was in prior to any Alterations.

12. MAINTENANCE: Resident is responsible for maintaining the Premises in good condition (as determined by Landlord), subject to reasonable wear and tear. Resident must report all repair and maintenance and pest control requests, in writing. Resident should submit requests electronically through Landlord's designated online portal.

a. Resident must properly use, operate and safeguard the Premises, including if applicable, any landscaping, furniture, furnishings and appliances, and all mechanical, electrical, gas, and plumbing fixtures. Resident's maintenance obligations shall include, without limitation, following all maintenance recommendations of Landlord and any manufacturer recommendations for appliances, equipment, plumbing, and other fixtures and furnishings, maintaining the Premises in a clean, sanitary condition, keeping all drains clear and free of hair, obstructions, and any foreign matter and repair and maintenance of any related drain and sink backups or blockages, promptly removing any standing water, excess moisture, or damp conditions at the Premises to prevent mold growth or other damage, regularly changing and cleaning all vents, filters, and fans located in the Premises (including the appliances and heating, ventilating, and any cooling systems), replacing light bulbs, checking and maintaining all smoke and carbon monoxide detectors and replacing batteries as needed, properly ventilating kitchen and bathrooms, routine insect and pest control, and maintenance of exterior landscaping as set forth in the Landscaping Addendum.

b. Resident is responsible for and will be charged for all repairs or replacements caused by improper use or negligence of Resident, Occupants, visitors, pets, guests, invitees or licensees of Resident, excluding normal wear and tear. Landlord maintains the right to hire a vendor to perform such repairs and charge Resident a trip fee plus the cost of such maintenance. Resident is financially responsible for all damage to the Premises, including pest or vermin abatement, as a result of improper cleanliness or failure to report an issue in a timely manner.

c. Resident must be physically present on day of scheduled repair work to grant access to Landlord's vendors. If scheduled repair work or inspection has to be rescheduled due to Resident's failure to be present or grant access, Landlord reserves the right to charge a trip fee plus any costs incurred by Landlord to reschedule the repair work.

d. Failure to report necessary repairs could result in the Resident being charged for the repairs, if additional damage occurs due to Resident neglect or not reporting the repair in a timely manner. Costs of repairing or clearing stoppages in waste pipes or drains caused by the Resident negligence or improper usage are the responsibility of the Resident. Charges incurred by Landlord due to unreported or neglected repairs will be charged back to the Resident.

13. PEST CONTROL: Resident agrees to take all reasonable steps to maintain the cleanliness and proper housekeeping of the Premises, including, without limitation, ensuring the conditions at the Premises are not conducive to the presence, proliferation, or infestation of insects, bed bugs, rodents, or other pests. Resident is responsible for keeping the Premises clean and free of all pests and, at its sole cost and expense, shall be responsible for all pest control. Resident agrees to cooperate with Landlord and Landlord's agents, staff and pest control vendors as required to eradicate or control any pest or rodent infestation from the Premises and the Property. Resident's failure to cooperate or comply with pest control instructions shall be a default of this Lease.

Resident hereby accepts and assumes all responsibility for all pest control thereafter, subject to Applicable Law. Any pests, including insects and rodents, not reported to Landlord in writing within the first thirty (30) days will be presumed to have entered the Premises after the start of Resident's residency.

14. ANIMALS: No animals (including mammals, reptiles, birds, fish, rodents, and insects) are permitted on the Property or Premises without prior written consent of the Landlord. Landlord reserves the right to refuse authorization, in its sole and absolute discretion, including the right to categorically prohibit all animals of a certain breed, size, or other factors. Should Landlord consent to the request to have an animal, conditions of acceptance will be identified in the Animal Addendum attached to this Lease. If permitted by Landlord, Resident must pay the monthly pet charge, any pet fees, and/or supplemental deposit in the amount set forth in the Animal Addendum. No Pet Deposit or Pet Rent will be due for an approved service, assist, or companion animal, but Resident must notify Landlord of such requirement and Landlord may require additional documentation from Resident and a written statement from a qualified professional verifying the need for the service, assist or companion animal. Stray or wild animals must not be kept or fed on the Premises. If Landlord learns that Resident has added additional pets or has “visiting” pets that have not been pre-approved by Landlord, then Resident must pay within seven (7) days of Landlord’s demand, an additional Pet Fee in the amount of $500 per pet. Resident’s failure to timely pay such additional Pet Fee will constitute an Event of Default hereunder.

4

15. ENTRY: Subject to Applicable Law, Resident shall allow Landlord and any agent or contractor of Landlord access to the Premises, at all reasonable times, for any lawful purpose or statutory purpose, including, to inspect the Premises, perform routine maintenance, to make necessary or agreed repairs, decorations, alterations or improvements, supply necessary or agreed services, to test smoke detectors, or exhibit the dwelling unit to prospective or actual purchasers, mortgagees, residents, workmen or contractors or to make an inspection pursuant to Applicable Law, or when the Resident has abandoned or surrendered the premises. Landlord and Resident agree that 24-hour written notice will be reasonable and sufficient notice. Written notice may be provided by facsimile, email, U.S. Mail, personal delivery, or by posting on, near or under an entry door. No notice is required if: (a) entry is due to an emergency, (b) Resident has surrendered or abandoned the Premises, (c) Resident and Landlord agree orally to an entry to make agreed repairs or supply agreed services, (d) Resident is present and consents to entry at the time of entry, or (e) entry is necessary for repairs pursuant to Applicable Law. Landlord may enter the exterior of the premises at any reasonable time for exterior maintenance or inspection.

16. KEYS; LOCKS: Resident will be responsible for any costs associated with lost or stolen keys or access cards and remotes. Resident is responsible for inspecting all window and door locks at lease commencement and thereafter, reporting, in writing, any missing or defective window latches or locks and exterior door locks. If Resident needs to re-key existing locks or opening devices, Resident must notify Landlord, in writing, and allow Landlord to perform the re-key. Resident will be responsible for the costs of the re-key. If Resident is locked out of the Premises, Resident must contact a locksmith and pay for any charges.

17. RULES AND REGULATIONS: Residents, Occupants, guests, invitees and visitors must comply with all rules, regulations and policies that are posted on the Premises, attached and incorporated herein, or as may from time to time be updated or modified and delivered to Resident (the "Rules and Regulations"). The Rules and Regulations are considered part of this Lease. Landlord may modify or amend the Rules and Regulations at any time, effective upon delivery to Resident.

18. USE OF PREMISES : Resident agrees that the Premises are to be only utilized for the principal and primary residence of Resident and any Occupants. Subject to Applicable Law, Resident may not use the Premises to operate a business or commercial enterprise without Landlord's prior written consent, nor will Resident utilize the Premises for any purpose or in any manner violates Applicable Law or the covenants, conditions, or rules of any applicable homeowner's association ("HOA Governing Documents"). Resident hereby represents and warrants to Landlord that Resident (a) will review and comply with all applicable HOA Governing Documents and other instruments of record; (b) shall provide prompt written notice to Landlord if it receives any notice of violation of any HOA Governing Documents or other Applicable Law; (c) shall reimburse Landlord for any fines or charges imposed by any HOA or municipality as a result of Resident's violation or failure to comply with any applicable HOA Governing Documents or other Applicable Law, plus an administrative fee in the amount of $45 to cover Landlord's management and overhead related to addressing such violation.

19. PROHIBITED ACTIVITY: Residents, occupants, guests, invitees and visitors, shall not (a) engage in criminal activity on or near the Premises, including drug-related activity (which includes the illegal manufacture, cultivation, sale, distribution, possession with intent to manufacture, or use of a controlled substance); (b) engage in any act intended to facilitate criminal activity, including drug-related criminal activity, on or near the Premises; (c) engage in growing, producing, manufacturing, selling, using, storing, keeping, distributing, or giving marijuana or any controlled substance (legal or illegal) at or from the Premises or otherwise; (d) engage in any illegal activity, including prostitution, criminal street gang activity, threatening or intimidating assault, including the unlawful use or possession of firearms, on or near the Premises, or the health, safety and/or welfare of Landlord, its agents, other Residents, neighbors, or in any manner which will constitute waste or nuisance upon or about the Premises; or (e) disrupt or interfere with Landlord’s business operations, or communicate with Landlord, Landlord’s agents, or their employees in an unreasonable, discourteous, rude, or hostile manner. Resident agrees and authorizes Landlord to use any arrest record or police-generated reports referring to Resident as reliable direct evidence of Resident’s conduct or violation of this section.

20. STORAGE: Resident releases Landlord from any liability for loss or damage to Resident's property while stored on the Premises. Resident must not store any flammable materials, explosives, hazardous waste or other inherently dangerous materials, or illegal substances. No property shall be stored on fire escapes or in other common areas. Resident is advised not to store any personal belongings in the basement or attic, if applicable. Any property stored in designated storage areas must be removed on or before Resident's tenancy termination date. Resident agrees that cooking and barbecuing in a storage area or garage is prohibited. No person shall live in a storage area or garage. No plants may be grown in any storage area or garage.

21. PARKING; VEHICLES: Parking is only permitted in the driveway, garage, or assigned spaces. The driveway, garage, and/or parking spaces are to be only used for parking properly licensed and operable motor vehicles, except as otherwise prohibited by Applicable Law or any homeowner's association.

a. Multifamily properties may have an assigned space ("Assigned Space"). An Assigned Space is available to the exclusive use of the Resident. Multifamily property residents may not wash vehicles on the property unless there is a designated area for washing vehicles.

b. Single family residence parking is permitted on the Premises in the driveway, garage or designated spaces only. Resident shall not park on lawn or other locations on Premises not designated as a parking space.

c. A vehicle shall be subject to a violation notice and/or being towed, if it (i) has a flat tire or other condition rendering it inoperable (ii) is on jacks or, blocks (iii) has an expired registration (iv) takes up more than one parking space (v) belongs to a Resident or Occupant who has surrendered or abandoned the Premises (vi) is parked in a designated handicap space without legally required handicap insignia (vii) blocks another vehicle from exiting (viii) is parked in a fire lane or designated "no parking" area (ix) is parked in a space assigned or reserved for another person (x) is parked on grass, sidewalk or patio (xi) blocks garbage or other services providers access to dumpsters or service locations. Vehicles will be towed pursuant to Applicable Law and stored at vehicle owner's expense.

5

d. Without prior written consent by Landlord, parking spaces shall only be used for passenger vehicles or light utility vehicles used for personal transportation of the Resident. Resident shall not park other trucks, trailers, recreational vehicles or boats on Premises.

e. Parking spaces must be kept clean. Vehicles leaking oil, gas or other motor fluids must not be parked on the Premises. Mechanical work is not permitted on the Premises.

22. VACATING PREMISES:

a. Upon move out, Resident must (a) give Landlord all copies of all keys or opening devices to the Premises, including garage, storage and common areas; (b) vacate and surrender the Premises to Landlord, empty of all persons and personal belongings; (c) vacate any/all parking and/or storage space;

(d) professionally clean and leave the Premises, in as good or better condition as the condition on the Commencement Date, excepting normal wear and tear; (e) remove all debris; and (f) provide Landlord and the U.S. Postal Service with each Resident's forwarding address.

b. If Resident chooses to have the carpets cleaned, such cleaning must be performed by a third-party professional carpet cleaning service reasonably acceptable to Landlord and receipt for such cleaning services must be provided to Landlord. Unless the carpet is cleaned in the manner provided herein, Landlord reserves the right to use a portion of the Security Deposit to professionally re-clean the carpets.

c. All alterations/improvements made by or caused to be made by Resident, with or without Landlord's consent, become the property of Landlord upon termination of this Lease. Landlord may charge Resident for restoration of the Premises to the original condition it was in prior to any alterations/improvements.

23. DEFAULT; REMEDIES:

a. Resident will be in default under this Lease if (a) Resident fails to pay Rent or other amounts owed when due, or (b) Resident, fails to perform any other obligation or duty of Resident under this Lease, which failure to pay or perform continues after the delivery of written notice to Resident of such default in the manner required by Applicable Law (an “Event of Default”). Any notice required to be given for Resident to be in default hereunder will not be deemed to be in addition to any statutorily required notice if the notice given hereunder otherwise complies with the terms of the applicable statute. Resident understands and agrees that each of the obligations imposed by this Lease shall be regarded as material in nature, and violation of any such obligation shall entitle Landlord to exercise those remedies provided by Applicable Law, this Lease, or in any separate agreement between Landlord and Resident whether such document is incorporated herein or not. As required by Applicable Law, Resident is hereby notified that a negative credit report reflecting on Resident's credit record may be submitted to a credit reporting agency if Resident fails to fulfill the terms of credit obligations by failing to pay Rent on time. Resident's obligation to pay rent during the Term or any renewal term will continue and will not be waived, released or terminated by the service of a notice, demand for possession, notice of termination of tenancy, the filing of a forcible entry and detainer action, or judgment for possession or any other act resulting in termination of Resident's right of possession.

b. After the occurrence of an Event of Default, in addition to any and all other remedies available to Landlord at law or in equity, Landlord will have the right to immediately terminate this Lease and all rights of Resident hereunder by giving Resident written notice of such intention to terminate, in which event Landlord may recover from Resident all of the following (a) any unpaid Rent which had been earned at the time of such termination; plus (b) the amount by which the unpaid Rent which would have been earned after termination exceeds the amount of such rental loss Resident proves reasonably could have been avoided; plus (c) the amount by which the unpaid Rent for the balance of the term exceeds the amount of such rental loss that Resident proves reasonably could be avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Resident's failure to perform his or her obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, broker's commissions, the cost of refurbishment, renovation and repair of the Premises reasonably incurred for the sole purpose of reletting the Premises; and removal (including the repair of any damage caused by such removal) and storage or disposal of Resident's personal property, equipment, fixtures, alterations and any other items which Resident is required under this Lease to remove but does not remove; plus (e) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law; plus (f) the amount of any concessions provided to Resident by Landlord in connection with this Lease, or renewal terms, at the time the parties entered into this Lease and/or at the time Resident moved into the Premises.

c. Landlord, at any time after Resident commits a default, may cure the default at Resident's cost. If Landlord, at any time, by reason of Resident's failure to cure a default within the required timeframe, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Resident to Landlord and shall bear interest from the date the sum is paid by Landlord until Landlord is reimbursed by Resident, at the lesser of (a) ten percent (10%) per annum or

6

(b) the maximum rate permitted by Applicable Law. The sum, together with interest, shall be paid along with the monthly Rent.

d. Resident shall pay to Landlord a notice fee for each notice served to Resident relating to Resident's failure to comply with the terms of this Lease, including but not limited to, non-payment of rent notices and notices of non-compliance.

24. ABANDONMENT: Prior written notice, with provision of timely Rent payment, is required if Resident intends to be absent for an extended period. If the Premises appears to be unoccupied for fifteen (15) days while Rent is due and unpaid, or for such other time as specified by Applicable Law and Resident has not given Landlord written notice of Resident's intention to remain, then Landlord is authorized to deem the Premises abandoned, to take immediate possession of the Premises, and to store, dispose of, or otherwise handle Resident’s personal property subject to Applicable Law. Resident herein gives Landlord specific authority, at Resident’s expense, and without limitation of Landlord’s other remedies, to dispose of abandoned personal property in any manner Landlord chooses that does not violate Applicable Law, with no recourse whatsoever on the part of Resident.

25. DAMAGE TO PREMISES: If, by no fault of Resident, the Premises are totally or partially damaged or destroyed by fire, earthquake, accident or other casualty that render the Premises totally or partially uninhabitable, either Landlord or Resident may terminate this Lease by giving the other written notice. Rent will be abated as of the date the Premises become totally or partially uninhabitable. The abated amount will be the current monthly Rent prorated on a 30-day period. Regardless of the extent of damage to the Premises or any portion of the Premises, Landlord may also upon written notice immediately terminate this Lease, if in Landlord’s sole and absolute discretion, any repairs necessitated by any event would be either impractical or dangerous, if Resident continued to occupy the Premises. If damage occurs as a result of an act of Resident or Occupant or their respective guests, Resident shall be responsible for the cost of repair and only Landlord will have the right of termination with no reduction or abatement of Rent. Landlord may also remove and dispose of personal property if Landlord believes it causes a health or safety hazard or needs to be removed to remediate a health or safety hazard. Except as required by Applicable Law, Landlord has no obligation to provide suitable substitute accommodations, nor is Landlord liable for any other expense, damage, or inconvenience suffered by Resident.

26. MILITARY SERVICE TERMINATION: Resident may terminate this Lease if after entering into the Lease Resident enlists or is drafted or commissioned and on active duty in the United States Armed Forces. Resident may terminate this Lease if (a) Resident is a member of the United States Armed Forces or reserves on active duty or a member of the National Guard called to active duty for more than 30 days in response to a national emergency declared by the President; and (b) Resident receives orders for permanent change of station (which for purposes of this Section means an area in excess of fifty (50) miles from the Premises), is ordered into military housing, receives orders to deploy with a military unit or as an individual in support of a military operation for 90 days or more, or are relieved or released from active duty. Resident may terminate this Lease upon giving not less than thirty (30) days written notice to Landlord . Resident must also provide to Landlord a copy of the official orders or a letter signed by Resident's commanding officer, reflecting the change, which entitles Resident to the right to terminate this Lease early under this Section.

27. INDEMNIFICATION: To the extent permitted by Applicable Law, Landlord will not be liable for any damage or injury to Resident or any other person, or to any property, occurring on the Premises or any part of the Premises, or in common areas, unless the damage is the sole result of the gross negligence or willful misconduct of Landlord, Landlord's agents, Landlord's employees, or any management company. No employee, agent, or management company will be personally liable for any of the Landlord's contractual, statutory or other obligations merely by virtue of acting on the Landlord's behalf. Resident agrees to indemnify, defend, protect and hold harmless Landlord, its agents and any management company for, from and against any liability, costs (including reasonable attorney's fees), or claims for personal injuries or property damage caused by any act or omission of Resident, Occupants, guests, visitors or invitees.

28. LANDLORD LIABILITY: Landlord's liability under this Lease will be limited to the owner's unencumbered interest in the Premises. Neither Landlord nor any of its partners, members, officers, directors, agents, employees, shareholders, successors, assigns or pledges, including without limitation, any management company or the individual signing this Lease on the owner's behalf, will in any way be personally liable under this Lease.

29. INSURANCE; LIABILITY: Landlord does not maintain insurance to cover Resident's personal property or personal injury. Landlord is not responsible to any Resident, Occupant, guest or invitee for damage or loss of personal property or personal injury from (including but not limited to) fire, smoke, rain, flood, water and pipe leaks (including basement flooding or moisture), hail ice, snow, lightning, wind, explosions, earthquake, interruption of utilities, theft, hurricane, negligence of other residents, Occupants, guests, invitees or uninvited guests, criminal/delinquent acts of others, vandalism or any other cause unless otherwise required by Applicable Law. Resident is advised to carry Resident's own insurance, known as "renter's insurance", to protect Resident from any such loss or damage. Resident is also advised to carry liability insurance covering damage to the Premises. Resident must comply with any requirement imposed on Resident by Landlord's insurer to avoid: (a) an increase in Landlord's insurance premium (or Resident must pay for the increase in premium); or (b) loss of insurance.

7

30. RESIDENT’S PERSONAL LIABILITY INSURANCE: Resident agrees to maintain, at Resident’s sole cost and expense, during the Lease Term and any subsequent renewal periods, a policy of personal liability insurance, which provides coverage to third parties in the amount not less than $100,000 per occurrence. Landlord shall be named as an interested party on such policy. Resident understands that such liability insurance does not protect against loss or damage to personal property or belongings. Prior to lease commencement, Resident must provide proof that Resident has obtained $100,000 personal liability coverage. Resident shall also provide proof of coverage from time to time thereafter upon Landlord’s request.

31. JOINT AND SEVERAL LIABILITY: Each Resident signing this Lease is individually and jointly and severally liable for the full and complete performance of all obligations of Resident under this Lease, jointly with every other Resident, and individually, whether or not such Resident continues in possession.

32. NOTICES: Landlord is authorized to manage the Premises and to accept service of notices, demands and service of process on behalf of the property owner. Notices to Resident may be served by electronic mail, first class U.S. mail, postage prepaid, registered mail, overnight delivery service, or courier (or such method as may be prescribed by statute) at the Premises or any other location subsequently designated. Additionally, unless otherwise provided by Applicable Law, notices to Resident from Landlord may be electronically mailed. Any notice to Landlord shall be delivered personally by hand, or by first class U.S. mail, overnight delivery service, or courier to Landlord at the address below, which address is subject to change by written notice:

Mynd Management, Inc.

2001 Broadway Ste 400

Oakland, CA 94612

33. MISSTATEMENTS ON APPLICATION: Resident warrants that all statements and information in Resident's rental application are true and accurate as of the date hereof. If any information or representation provided by Resident in the rental application is false, incorrect or misleading, then Resident shall be deemed to have committed a default of this Lease that the Resident will not be given the opportunity to cure, and Resident will be subject to eviction, damages and other remedies to Landlord as provided in this Lease and Applicable Law.

34. SMOKE DETECTORS; CARBON MONOXIDE DETECTORS: Landlord shall furnish smoke and carbon monoxide detectors as required by Applicable Law. Resident is responsible for testing and maintaining all smoke and carbon monoxide detectors and replacing batteries as needed. Resident must immediately notify Landlord, in writing, of any problem, malfunction or damage. Resident may not disable smoke or carbon monoxide detectors. If smoke or carbon monoxide detectors are disabled or damaged by Resident, or if Resident fails to replace battery or report to Landlord a malfunction, or if Resident's action or inaction causes loss or damage from fire, smoke or water to Landlord or others, Resident will be liable for such loss, damage, or related fines .

35. SATELLITE DISHES: With Landlord's prior written approval, Resident may install one or more satellite dishes or antennae on the Premises, provided it does not exceed one (1) meter (3.3 feet) in diameter. Resident's installation must comply with Landlord's reasonable safety standards and may not interfere with any cable, telephone or electrical systems within or serving the Premises. Installation must be done by a qualified person or company and the satellite dish cannot be installed or affixed to the roof or any part of the building. Any satellite dish, or any part thereof, shall not extend beyond the Premise's balcony or patio. Resident will have the sole responsibility for maintaining any satellite dish or antenna and all related equipment. Resident must pay for any damages and for the cost of repairs or repainting which may be reasonably necessary to restore the Premises to its condition prior to the installation of any satellite dish or related equipment. Resident agrees to indemnify, defend, protect and hold harmless Landlord and Landlord's agents for, from and against any liability, costs (including reasonable attorney's fees), or claims for personal injuries or property damage caused by or related to Resident's installation of a satellite dish. If Resident installs a satellite dish or antenna prior to satisfying the conditions set forth above, then Resident shall be deemed in default under the Lease.

36. LEAD-BASED PAINT: The Premises may have been constructed prior to 1978. Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips, and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, lessors must disclose the presence of lead-based paint and/or lead-based paint hazards in the dwelling. Residents must also receive a federally approved pamphlet on lead poisoning prevention. In accordance with federal law, Landlord has provided, and Resident acknowledges receipt of, the disclosures on the attached lead-based paint disclosure form. The most current version of the "Protect Your Family From Lead In Your Home" pamphlet provided by EPA can be obtained at any time by accessing the resident portal and/or from the EPA's website at http://www2.epa.gov/lead/protect-your-family-lead-your-home.

37. ASBESTOS: Asbestos is a generic term used to describe a group of naturally occurring, fibrous minerals. These minerals occur as bundles of strong, flexible fibers that are chemically inert, do not burn, and have good insulating properties. It was commonly used before 1983 for insulation, fireproofing, and a wide variety of other building materials commonly referred to as asbestos-containing materials.

8

a. The Premises may contain, asbestos, and/or other substance known to cause cancer and/or birth defects and other reproductive harm. These hazardous substances may be contained in some of the original building materials and in some of the products and materials used to maintain the property. Disturbance or damage to certain interior surfaces may increase the potential exposure to these substances.

b. Resident, Occupants, and their guests, must not take or permit any action which in any way damages or disturbs the ceiling in the Premises or any part thereof, including without limitation: (a) piercing the surface of the ceiling by drilling or any other method; (b) hanging plants, mobiles or other objects from the ceiling; (c) attaching any fixtures to the ceiling; (d) allowing any objects to come in contact with the ceiling; (e) permitting water or any liquid, other than ordinary steam condensation, to come into contact with the ceiling; (f) painting, cleaning or undertaking any repairs of any portion of the ceiling; (g) replacing light fixtures; (h) undertaking any activity which results in building vibration which may cause damage to the ceiling; (i) or altering or disturbing the heating and ventilation system serving the Premises, including without limitation, any ducting connected thereto.

c. Resident must notify Landlord immediately in writing of any damage to or deterioration of the ceiling in the Premises or any portion thereof, including without limitation flaking, loose, cracking, hanging or dislodged material, water leaks, or stains in the ceiling, or upon the occurrence of any of the events described above in this paragraph.

38. SEX OFFENDER REGISTRY: If Resident has a concern about whether or not a registered sex offender is living in the neighborhood or nearby vicinity in which the Residence is located, Resident should take steps to review and confirm the same with the Georgia Sex Offender Registry, which is available at the Georgia Bureau of Investigation website at www.gbi.georgia.gov.

39. WAIVER OF JURY TRIAL: To the extent allowed by Applicable Law, Resident and Landlord agree that a trial of any lawsuit based on statute, common law, and/or related to this Lease shall be to a Judge and not a jury, and Resident hereby waives any right to a jury trial in any such litigation, case or cause of action arising between the parties under this Lease or Resident's tenancy at the Premises.

40. TIME OF ESSENCE: Time is of the essence with the respect to the provisions of this Lease. This provision shall be interpreted in its strictest sense irrespective of the relative hardship to the parties.

41. ENTIRE CONTRACT; CONTRACT CHANGES: This lease and the addenda constitute the entire agreement between the parties, and which supersedes and merges all prior and contemporaneous negotiations, agreements, promises and representations. It shall not be altered nor modified unless such alteration or modification is in writing and signed by all signatories hereto. Landlord and Resident agree that the transaction contemplated by this Lease or any related transaction between the parties may be conducted by electronic/digital signatures in accordance with the Uniform Electronic Transactions Act.

42. SEVERABILITY: If any portion of this Lease is held or adjudicated to be invalid or unenforceable for any reason, each such portion or provision shall be severed from the remaining portions or provisions, and the remaining portions or provisions shall be unaffected and remain in full force and effect and the Lease shall be interpreted so as to bring the Lease into compliance with all Applicable Laws.

43. AGENCY AND LICENSEE DISCLOSURE: Resident agrees and understands that Mynd Management, Inc. and any other agents or representatives of the owner are licensed real estate brokers or sales persons and that they are not acting as Resident's agent in this transaction and are acting exclusively for the owner's own benefit. Resident agrees to hold Landlord and Landlord's agent free from all liability regarding this Lease and transaction arising from any claim of agency.

Listing Broker: Mynd Management, Inc.

GA Brokerage Firm License Number: 77919

MLS Office Code: RVGA01

Listing Broker Phone # (833) 367-6963

Listing Agent: Jarrett Glass is the agent for Landlord exclusively.

Listing Agent's Georgia Real Estate License Number: 424234

No broker in this transaction shall owe any duty to Landlord or Resident greater than what is set forth in their respective brokerage agreements and the Brokerage Relationships in Real Estate Transactions Act, O.C.G.A. § 10-6A-1 et. seq.

9

44. ATTACHMENTS AND ADDENDA TO THE LEASE; PRIVACY POLICY AND TERMS OF USE: Resident certifies that Resident has received and reviewed Mynd Management’s privacy policy at https://www.mynd.co/privacy- policy and Mynd Management’s Terms of Use at https://www.mynd.co/terms-of-use and agrees to be bound by such terms, as may be modified from time to time. Resident further certifies that Resident has received a copy of this Lease and the following attachments and addenda, and understands that these attachments and addenda are incorporated into and form a part of this Lease:

a. Rules and Regulations

b. Utilities Addendum

c. Lead-Based Paint and/or Lead-Based Hazards Disclosure

d. Mold Information and Prevention Addendum

e. Landscape Maintenance Addendum

f. Crime Free Housing Addendum

g. Bed Bug Addendum

h. Resident Benefits Package Addendum

i. Protect Your Family From Lead In Your Home Pamphlet

j. Animal Addendum (if applicable)

k. Swimming Pool Addendum (if applicable)

l. Key Addendum (if applicable)

m. Rent Concession Addendum (if applicable)

n. Required Insurance Addendum (if applicable)

o. HOA Governing Documents (if applicable) Resident agrees to rent the Premises on the above terms and conditions.

Resident:

              May 26, 2026

Landlord:

Mynd Management, Inc., as agent for Owner.

Agent’s Signature:

Agent's name: Jarrett Glass

10

Rules and Regulations

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Rules and Regulations (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease. To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

1. New policies and rules or amendments to these Rules and Regulations may be adopted by Landlord upon giving a 30 days' notice in writing to Resident.

2. Laundry: Laundry facilities are to be used by Residents only. Please use machines as instructed and do not overload. Any coin operated laundry machines are not maintained by Landlord and Landlord is not responsible for any malfunction or repair of coin operated machines. Landlord is not responsible for damage or theft of personal items. Personal items should not be left unattended in the laundry room.

3. Elevators: Any elevators are for residential use only. Please adhere to maximum capacity as stated in the elevator car. Do not use the elevator during an emergency such as a fire or earthquake.

4. Keys, Remotes and Access Controls: Keys will only be distributed to named Residents and Occupants. Residents are responsible for all actions of persons who are given a key to access the building or the Premises. Replacement of lost or stolen keys, remotes, or access cards may be assessed a charge to the resident for the actual cost incurred by the Landlord.

5. Locks: Residents who lock themselves out of the Premises must contact a locksmith at the Resident's expense. A lock-out is not considered an emergency. Replacement of lost or stolen keys may be assessed a charge to the Resident for the actual cost incurred by the Landlord. Resident will not add or in any way change locks or rekey the main entry door to the premises without Landlord approval.

6. Noise Control: Community living makes it necessary for all residents to consider his/her neighbors. Resident and their guests shall not make nor permit any disturbing noise in the unit nor permit any actions which will interfere with the rights, comforts or conveniences of other neighbors. Noise which can be heard outside of the Premises shall be considered excessive. Specific quiet hours have been established to create an atmosphere conducive of multi-family community living. Quiet hours are designated between the hours of 10:00 p.m. – 7:00 a.m.

7. No Smoking: No smoking of any substance, including but not limited to tobacco, marijuana, or e-cigarettes) is allowed inside the home or on any portion of the Premises. If smoking does occur at the Premises, (a) Resident shall be in default of this Lease; (b) Resident shall be responsible for all damage caused by the smoking, including stains, burns, odors, and removal of debris; (c) Resident, guests, and all others may be required to leave the Premises; and (d) Resident acknowledges that in order to remove odor caused by smoking, Landlord may need to replace carpet and drapes and paint the entire home regardless of when these items were last cleaned, replaced, or repainted and such replacement, repainting, and cleaning will be performed at Resident's sole cost and expense.

8. Conduct: Resident and their guests shall refrain from activities and conduct outside of the unit, in common areas, parking areas, or recreation facilities which are likely to disturb or interfere with the rights, comforts or conveniences of other neighbors. Possession, sale, or use of any illegal drug or drug paraphernalia in the premises or in any area of the building is prohibited.

9. Cleanliness and Trash: All common areas, walkways, hallways, stairwells and driveways are to be kept clear of personal items, trash and debris. Resident will place Resident's garbage and rubbish for disposal as directed by Landlord, any HOA, or municipality. Resident shall keep the entire Premises in a good state of preservation and cleanliness. Resident is responsible for removal of trash and debris accumulating at the Premises; allowing trash and debris to accumulate is a breach of this Lease. Resident shall refrain from disposing of any combustible or hazardous material in waste receptacles or bins. Resident agrees to properly dispose of trash and separate waste from recyclables. All residents shall separate all plastic and glass bottles and jars, paper, newspaper, metal cans, and cardboard for recycling. It is the residents' responsibility to participate in any recycling program. Resident shall ensure that large boxes are broken apart before being placed in the recycling containers. Residents shall be responsible, at Residents' expense, for hauling to the dump those items too large to fit in the trash containers. A violation of the above terms may result in additional fines from the municipality or waste management company which will be billed back to Resident.

10. Disposal of Grease: Resident will dispose of grease or other drain-blocking material or waste in a separate container and throw it away as rubbish. Resident shall not dispose of grease or other drain-blocking material or waste in the plumbing, drains, or disposal systems at the Premises, and if Resident causes any such blockage, Resident shall reimburse Landlord for all resulting costs of repair or replacement.

11. Parking: Only properly licensed and operable passenger automobiles are allowed in the parking spaces assigned to the Premises, and designated open space parking areas, or on the public street. There shall be no parking of other trucks, trailers, recreational vehicles or boats in any such stall or space and any such vehicle whose ownership is unknown, or which is not moved on demand may be towed and stored at vehicle owner's expense. Vehicle maintenance of any kind is prohibited. Resident may not wash vehicles unless there is a designated area for washing vehicles at the Property.

11

12. Garages: No hazardous or flammable materials may be stored in a garage. Garage may not be used for dwelling or to operate a business. Garages may be used only for vehicle parking purposes. Garage may not be used as a storage area.

13. Balconies, Patios, Windows & Doors: Alterations that affect the community's outward appearance, such as installing personal window coverings, foil on the windows, towels, or blankets, are not permitted. No alterations or attaching signs of any kind are to be placed on or affixed to any portion of the exterior building, including your patio or balcony. Planters are not to be placed on the ledge of patio or balcony. Any type of objects which may deface the building are not permitted. Flags cannot hang over the side of patios, balconies or be attached to the exterior walls of the building, unless otherwise allowed by Applicable Law. Household furniture is not acceptable as patio furniture.

14. Roofs Fire Escapes and Restricted Areas: Use of the roof and/or fire escapes, if available, is limited to emergency egress only. No other use is permitted, including, but not limited to, the placement of personal property, congregating, or any other recreational use.

15. Swimming Pool/Spa Areas: For the safety of all, glass or breakable objects, such as glass, are not permitted in any pool or spa area. Alcohol is not permitted at any time in the pool/spa area. Pets are not allowed in the pool area. To keep the pool and spa operating properly, no foreign objects such as pool furniture, plastic cups or liquids are to be put in the pool or spa. For the safety of the Residents and guests, persons under the age of 14 must be supervised by an adult at all times in the pool or spa area. Pool and spa cannot be used by anyone that has an infectious disease, sore or inflamed eyes, a cold, nasal or ear discharge, open sores or bandages of any kind. Resident and guests must follow all posted pool and spa rules. Resident or any guests shall not conduct themselves in any manner that causes themselves to be a nuisance while using such facilities. Proper swimwear is required.

16. Barbeques: Only electric or propane tank grills with a one-pound LP gas (liquefied-petroleum) capacity are allowed. Charcoal grills are prohibited. The removable fuel tank must be disconnected in order to store the grill on your patio or balcony. The removed fuel tank may not be stored on the balcony within 10 feet of combustible construction or inside any enclosed structure.

17. Bicycles, Skateboards, etc.: The use of bicycles, roller skates, roller blades, skateboards, scooters, and similar devices are not permitted in any common area of the property, including parking lots. No storage of bicycles or motorcycles on patios, balconies or under stairways or in any other area, except as designated in writing by Landlord.

18. Safety: It is the responsibility of each Resident to ensure their own personal safety. Landlord assumes no responsibility or liability, unless otherwise provided by Applicable Law, for Residents' and guests' safety; or injury or damage caused by the criminal acts of other persons. Landlord does not provide private protection services for Resident. Resident should ensure that all doors are locked during Resident's absence. Resident must notify Landlord if locks become inoperable.

19. Packages: Resident acknowledges that Landlord is not liable for packages delivered and left on the doorstep or patio/balcony. Landlord will in no way be liable for the loss or damage of any such items.

20. Cold Weather: Resident will keep the thermostat at the Premises to a minimum temperature of 55 degrees Fahrenheit during cold weather. Resident will not use the stove or other appliances for heating. Resident shall reimburse Landlord for all costs incurred by Landlord in repairing or replacing frozen pipes serving the Premises.

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number: Mynd Management, Inc.

2001 Broadway Ste 400 Oakland, CA 94612

(833) 367-6963

12

Mold Information and Prevention Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Mold Information and Prevention Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease.

To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

1. About Mold: Mold is found virtually everywhere in our environment, both indoors and outdoors and in both new and old structures. Molds are naturally occurring microscopic organisms which reproduce by spores and have existed practically from the beginning of time. All of us have lived with mold spores all our lives. Without molds we would all be struggling with large amounts of dead organic matter. Mold breaks down organic matter in the environment and uses the end product for its food. Mold spores (like plant pollen) spread through the air and are commonly transported by shoes, clothing, and other materials. When excess moisture is present inside a dwelling, mold can grow.

2. Preventing Mold Begins With You: In order to minimize the potential for mold growth in your dwelling, you must do the following:

3. a. Keep your dwelling clean - particularly the kitchen, the bathrooms, carpets and floors. Regular vacuuming, mopping and using a household cleaner to clean hard surfaces is important to remove the household dirt and debris that harbor mold of food for mold. Immediately throw away moldy food

b. Remove visible moisture accumulation on windows, walls, ceilings, floors and other surfaces as soon as reasonably possible. Look for leaks in washing machine hoses and discharge lines especially if the leak is large enough for water to infiltrate nearby walls. Turn on any exhaust fans in the bathroom and kitchen before you start showering or cooking with open pots. When showering, be sure to keep the shower curtain inside the tub or fully close the shower doors. It is also recommended that after taking a shower or bath, you: (1) wipe the moisture off of shower walls, shower doors, the bathtub and the bathroom floor, (2) leave the bathroom door open until all the moisture on the mirrors and bathroom walls and tile surfaces has dissipated, and (3) hang up your towels and bath mats so they will completely dry out.

c. Promptly notify us about any air conditioning or heating system problems you discover. Follow manufacturer instructions regarding replacement of air filters. Also, it is recommended that you periodically open windows and doors on days when the outdoors weather is dry (i.e., humidity is below 50 percent) to help humid areas of your dwelling dry out.

4. In Order to Avoid Mold Growth, it is important to prevent excessive moisture buildup in your dwelling. Failure to promptly pay attention to leaks and moisture that might accumulate on dwelling surfaces or that might get inside walls or ceilings can encourage mold growth. Prolonged moisture can result from a wide variety of sources, such as:

5. a. Rainwater leaking from roofs, windows, doors, and outside walls, as well as floor waters rising above floor level; overflows from showers, bathtubs, toilets, lavatories, sinks, washing machines, dehumidifiers, refrigerator or A/C drip pans or clogged up A/C condensation lines;

b. Leaks from plumbing lines or fixtures, and leaks into walls from bad or missing grouting/caulking around showers, tubs or sinks;

c. Resident shall take prompt action to prevent conditions which cause mold growth to develop. Resident shall immediately notify Landlord of water intrusion and allow Landlord the opportunity to inspect the problem. Failure to notify Landlord of water intrusion or water damage and/or the failure of Resident to allow Landlord access to the Premises for the purpose of inspection, evaluation, and/or corrective action shall be an affirmative defense to any claims by Resident arising from water damage or water intrusion.

d. If you fail to comply with this Addendum, you can be held responsible for property damage to the dwelling and any health problems that result. We can't fix problems in your dwelling unless we know about them.

A Brief Guide to Mold, Moisture and Your Home

This Guide provides information and guidance for homeowners and renters on how to clean up residential mold problems and how to prevent mold growth. The content on these web pages is based on EPA's publication "A Brief Guide to Mold, Moisture and Your Home." EPA-402-K-02-003, September 2012 (reprinted). This Guide is also available in HTML.

You may need a PDF reader to view some of the files on this page. See EPA's About PDF page to learn more. A Brief Guide to Mold, Moisture, and Your Home (PDF)(20 pp, 1 MB)

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

13

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent

The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number:

Mynd Management, Inc.

2001 Broadway Ste 400

Oakland, CA 94612

(833) 367-6963

14

Lead Based Paint Disclosure

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Lead Based Paint Disclosure (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease. To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

PRE-1978 HOUSING RENTAL AND LEASES DISCLOSURE OF INFORMATION LEAD-BASED PAINT AND/OR LEAD-BASED PAINT HAZARDS

Lead Warning Statement

Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, owners must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling. Renters must also receive a federally approved pamphlet on lead poisoning prevention. Landlord's Disclosure

a. Presence of lead-based paint and/or lead-based paint hazards (check one below):

[ ] Known lead-based paint and/or lead-based paint hazards are present in the housing (explain):

[X] Landlord has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

b. Records and Reports available to the Landlord (check one below):

[ ] Landlord has provided the Resident with all available records and reports pertaining to lead- based paint and/or lead-based hazards in the housing (list documents below):

[X] Landlord has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Resident's Acknowledgment

c. The undersigned Residents acknowledge they have received copies of all information listed above.

d. The undersigned Residents acknowledge they have received the pamphlet Protect Your Family From Lead in Your Home.

Agent's Acknowledgment

e. Manager has informed the Landlord of the Landlord's obligations under 42 U.S.C. 4852d and is aware of its responsibility to ensure compliance.

Certification of Accuracy

The following parties have reviewed the information above and certify to the best of their knowledge, that the information they have provided is true and accurate.

Protect Your Family from Lead in Your Home (PDF)

Downloadable at https://mynd-static-assets.s3.amazonaws.com/document-images/leasing/lead-based- paint-disclosure.pdf

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner. The agent can be contacted at the following address and telephone number: Mynd Management, Inc.

2001 Broadway Ste 400 Oakland, CA 94612

(833) 367-6963

15

Key Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Key Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease. To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

RESIDENT(S) ACKNOWLEDGE RECEIPT OF:

[X] Unit Keys [ ] Building Keys [X] Mailbox Keys [ ] Access Cards [ ] Garage Remotes Resident agrees to not change any lock or duplicate any keys without written permission from Landlord. Lost keys should be immediately reported to Landlord. Resident shall pay Rent and shall remain responsible for the security of the Premises until all keys and garage door openers have been physically returned to Landlord. Leaving keys, garage door opener, or entry gate opener in or on the Premises will not be considered returned unless expressly authorized by Landlord in writing. Resident agrees to pay all costs related to replacing lost or unreturned keys, garage door or entry gate openers.

SMART LOCK PROGRAM (If Applicable)

Residents who take advantage of the Smart Lock program agree not to move, tamper with, or unplug the hub. Resident agrees to notify Owner if the battery indicator requires a battery replacement.

If the lock is returned damaged or unusable, Resident will be charged $500.00 or the actual cost to replace the smart lock, whichever is higher.

Resident acknowledges the additional cost of $ /month for use of the smart lock.

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent

The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number:

Mynd Management, Inc.

2001 Broadway Ste 400

Oakland, CA 94612

(833) 367-6963

16

Crime Free Housing Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Crime Free Housing Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease.

To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

This Addendum sets forth certain activities that constitute substantial violations of the Lease and will be considered a non-curable default of the Lease if performed by Resident, any member of Resident's household, Resident's guest(s), or any other individuals associated with the Resident on the Premises during the Lease term. Resident understands that below is not an all-inclusive list of substantial violations or material non-compliant activities under the Lease.

1. Resident shall not partake in criminal activity on or near the Premises. Criminal activity includes, but is not limited to, any nuisance activity as defined by Applicable Law.

2. Criminal activity also includes any illegal drug-related activity, any illegal manufacture, sale, distribution, use, or possession of any illegal or controlled substance as defined in 21 U.S.C. 802.

3. Criminal activities also include any illegal activity on or near the Premises such as prostitution, assault, illegal possession or use of firearms, stalking, substantial damage to property, illegal gang activity, or any other act on or near the Premises that endangers or threatens the health and safety of another individual or to Landlord.

4. Resident shall not engage in any act intended to facilitate any of the above-stated nuisance or criminal activities.

5. Resident shall not allow the Premises to be used for or to facilitate any of the above-stated nuisance or criminal activities.

6. Resident, any member of the Resident's household, any of Resident's guests or any other person associated with the Resident on the Premises shall not violate any federal or state law, ordinance or statute in the use and occupancy of the Premises, commit waste or nuisance, annoy, molest or interfere with any other person while on or near the Premises.

RESIDENT UNDERSTANDS AND AGREES THAT VIOLATION OF THIS ADDENDUM, OR ANY FEDERAL OR APPLICABLE LAW,

SHALL BE A SUBSTANTIAL VIOLATION AND A NON-CURABLE DEFAULT OF THE LEASE AND GROUNDS FOR IMMEDIATE

TERMINATION OF THE LEASE AND EVICTION.

Unless otherwise provided by Applicable Law, proof of a violation of this Addendum shall not require a criminal conviction but shall be proven by a preponderance of the evidence.

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent

The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number: Mynd Management, Inc. 2001 Broadway Ste 400 Oakland, CA 94612

(833) 367-6963

17

Bedbug Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Bedbug Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease. To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

1. PURPOSE: This Addendum modifies the Lease and addresses situations related to bed bugs (cimex lectularius) which may be discovered infesting the dwelling or personal property in the dwelling. You understand that we relied on your representations to us in this Addendum.

2. INSPECTION: You agree that you: (Check One)

[X] have inspected the dwelling prior to move in and that you did not observe any evidence of bed bugs or bed bug infestation; or

[ ] will inspect the dwelling within 48 hours after move-in/renewal and notify Owner of any bed bugs or bed bug infestation.

3. INFESTATIONS: You agree that you have read the information in this Addendum about bed bugs and: (Check One)

[X] You are not aware of any infestation or presence of bed bugs in your current or previous dwellings or home. You agree that you are not aware of any bed bug infestation or presence in your furniture, clothing, personal property or possessions. You agree that you have not been subjected to conditions in which there was any bed bug infestation or presence, or

[ ] You agree that if you previously lived anywhere that had a bed bug infestation that all of your personal property (including furniture, clothing and other belongings) has been treated by a licensed pest control professional. You agree that such items are free of further infestation. If you disclose a previous experience bed bug infestation, we can review documentation of the treatment and inspect your personal property and possessions to confirm the absence of bed bugs.

[ ] You agree that any previous bed bug infestation which you may have experienced is disclosed here:

You shall not bring onto a property personal furnishings or belongings that Resident knows or should reasonably know are infested with bed bugs, including the personal property of Residents agents.

4. ACCESS FOR INSPECTION AND PEST CONTROL. You must allow us and our pest control agents access to the dwelling at reasonable times to inspect for or treat bed bugs as allowed by law. You and your family members, occupants, guests, and invitees must cooperate and will not interfere with inspections or treatments. We have the right to select any licensed pest control professional to treat the dwelling and the building. We can select the method of treating the dwelling, building and the common areas for bed bugs. You are responsible for and must, at your own expense, have your own personal property, furniture, clothing and possessions treated according to accepted treatment methods established by a licensed pest control firm that we approve. You must do so as close as possible to the time we treated the dwelling. If you fail to do so, you will be in default of the Lease and we will have the right to terminate your right of occupancy and exercise all rights and remedies under the Lease. You agree not to treat the dwelling for a bed bug infestation on your own.

5. NOTIFICATION: You must promptly notify us:

Of any known or suspected bed bug infestation or presence in the dwelling, or in any of your clothing, furniture or personal property, describe any signs of infestation, so that the problem can be addressed promptly. Please do not wait. Even a few bugs can rapidly multiply to create a major infestation that can spread from unit to unit.

If you discover any condition or evidence that might indicate the presence or infestation of bed bugs, or any confirmation of bed bug presence by a licensed pest control professional or other authoritative source.

6. COOPERATION. If we confirm the presence or infestation of bed bugs, you must cooperate and coordinate with us and our pest control agents to treat and eliminate the bed bugs. Resident shall provide to the pest control operator all information that is necessary to facilitate the detection and treatment of bed bugs. You must follow all directions from us or our agents to clean and treat the dwelling and building that are infested. You must remove or destroy personal property that cannot be treated or cleaned as close as possible to the time we treated the dwelling. Any items you remove from the dwelling must be disposed of off-site and not in the property's trash receptacles. If we confirm the presence or infestation of bed bugs in your dwelling, we have the right to require you to temporarily vacate the dwelling and remove all furniture, clothing and personal belongings in order for us to perform pest control services. If you fail to cooperate with us, you will be in default, and we will have the right to terminate your right of occupancy and exercise all rights and remedies under the Lease.

7. RESPONSIBILITIES. You may be required to pay all reasonable costs of cleaning and pest control treatments incurred by us to treat your dwelling for bed bugs. If we confirm the presence or infestation of bed bugs after you vacate your dwelling, you may be responsible for the cost of cleaning and pest control treatments. If you fail to pay us for any costs you are liable for, you will be in default, and we will have the right to terminate your right of occupancy and exercise all rights and remedies under the Lease.

18

8. PREVENTION RECOMMENDATIONS.

Resident should check for hitch-hiking bedbugs. If you stay in a hotel or another home, inspect your clothing, luggage, shoes and belongings for signs of bed bugs before you enter your apartment. Check backpacks, shoes, and clothing after visits from friends or family, theaters, or after using public transit.

Use a protective cover that encases mattresses and box springs and eliminates many hiding spots. The light color of the encasement makes bed bugs easier to see. Be sure to purchase a high quality bed bug encasement that will resist tearing and check the encasements regularly for holes.

Reduce clutter in your home to reduce hiding places for bed bugs.

Vacuum frequently to remove successful hitch-hikers.

Be vigilant when using shared laundry facilities. Transport items to be washed in plastic bags (if you have an active infestation, use a new bag for the journey home). Removed from dryer directly into bag and fold at home. A dryer on high heat can kill bed bugs.

Bed Bug Information

Bed bugs, with a typical lifespan of 6-12 months, are wingless, flat, broadly oval-shaped insects. Capable of reaching the size of an apple seed at full growth, bed bugs are distinguishable by their reddish-brown color, although after feeding on the blood of humans and warm-blooded animals--their sole food source-¬the bugs assume a distinctly blood-red hue until digestion is complete.

Bed Bugs Don't Discriminate

Bed bugs increased presence across the United States in recent decades can be attributed largely to a surge in international travel and trade. It's no surprise then that bed bugs have been found time and time again to have taken up residence in some of the fanciest hotels and apartment buildings in some of the nation's most expensive neighborhoods.

Preventing Bed Bug Encounters When Traveling

Because humans serve as bed bugs' main mode of transportation, it is extremely important to be mindful of bed bugs when away from home. Experts agree that the spread of bed bugs across all regions of the United States is largely attributed to an increase in international travel and trade. Travelers are therefore encouraged to take a few minutes upon arriving to their temporary destination to thoroughly inspect their accommodations, so as to ensure that any uninvited guests are detected before the decision is made to unpack.

Because bed bugs can easily travel from one room to another, it is also recommended that travelers thoroughly inspect their luggage and belongings for bed bugs before departing for home.

Bed Bug Do's and Don'ts

Do not bring used furniture from unknown sources into your dwelling. Countless bed bug infestations have stemmed directly from the introduction into a resident's unit of second-hand and abandoned furniture. Unless the determination can be made with absolute certainty that a piece of second-hand furniture is bed bug-free, residents should assume that the reason a seemingly nice looking leather couch, for example, is sitting curbside, waiting to be hauled off to the landfill, may very well be due to the fact that it's teeming with bed bugs.

Do address bed bug sightings immediately. Residents who suspect the presence of bed bugs in their property must immediately notify the Owner.

Do not attempt to treat bed bug infestations. Under no circumstances should you attempt to eradicate bed bugs. Health hazards associated with the misapplication of traditional and non-traditional, chemical based insecticides and pesticides poses too great a risk to you and your neighbors.

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

19

Mynd Management, Inc., as Agent

The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number:

Mynd Management, Inc.

2001 Broadway Ste 400

Oakland, CA 94612

(833) 367-6963

20

Resident Benefits Package Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Resident Benefits Package Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease.

To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

1. Description. This Addendum provides the terms and conditions of the Resident Benefits Package (“RBP”) that delivers savings and convenient, professional services that make taking care of your home second nature. As consideration for the RBP, Resident agrees to pay a monthly RBP fee in the amount set forth in the Lease (“RBP Fee”), payable with Rent and defined as Additional Rent. The RBP includes all services listed below and no discounts to the RBP Fee will be given if any element of the RBP is discontinued and/or unavailable due to a lack of HVAC, property-specific limitations, availability of services, or any other reason, unless otherwise specified below. Resident and Landlord mutually agree that the RBP is defined based on the listed services below and that the included services may vary due to property specifications and elections requested by Resident. Resident acknowledges and agrees that (1) all services listed below are part of the RBP, (2) are made at the Resident’s request and shall be effective for the Term of the Lease, and (3) shall terminate only upon termination of the Lease, or upon Landlord’s election to discontinue the RBP services.

2. RPB Services.

HVAC Filter Delivery: The RBP shall include the provision and delivery of HVAC filters for the Resident’s home approximately every 90 days, or as required by your HVAC system. Resident shall be solely responsible for the proper installation of the filter that is provided within two (2) days of receipt. Resident hereby acknowledges that the filters will be dated and subject to inspection by the Landlord upon reasonable notice to verify replacement has been timely made. If at any time Resident is unable to properly or timely install a filter, Resident shall immediately notify the Landlord in writing. Due to potential damage caused to the HVAC system from failure to properly and timely replace the filter, Resident’s failure to properly and timely replace the filters shall be considered a material breach of the Lease and Landlord shall be entitled to exercise all rights and remedies available in the Lease and Resident shall be liable to Landlord for all damages to the property or HVAC system caused by Resident’s neglect or misuse. If at any time Resident is unable to properly or timely install a filter, Resident may notify Landlord in writing and Landlord shall arrange for installation and may charge a trip fee, or other fee, to Resident to perform the filter change. Resident acknowledges that if the property does not have an HVAC system, there will be no filter(s) provided and there is no discount to the overall Resident cost of the package. Resident further acknowledges and agrees that the delayed receipt of HVAC filters, or inaccuracy of shipment, shall not cause a reduction or modification to the RBP Fee.

Resident Rewards: The RBP shall include access to a resident rewards program (“Rewards”) designed for use by the Resident. Rewards are solely accessible online and are activated, and used, at Resident’s sole discretion through use of a mobile application provided by Pinata (the “Rewards Provider”). Rewards will provide Resident with available rewards as a preferred customer of the Landlord. The Rewards shall be subject to Resident’s acceptance of the Rewards Provider’s terms of use. Resident acknowledges that the Rewards online platform may be inaccessible due to, but not limited to, scheduled outages, force majeure, internet failures, among other reasons. Resident acknowledges and agrees that the inaccessibility of the Rewards for a period of less than thirty-one (31) days shall not cause a reduction or modification to the RBP Fee.

$1M Identity Fraud Protection: Resident has elected to be automatically enrolled in Aura’s Basic Identity Protection Plan and agrees to Aura’s Terms of Service and Privacy Policy with respect to the identity theft protection service provided as part of the RBP, which can be found at www.aura.com. Following the Lease Commencement Date, Resident will receive a welcome email from Aura with direction to set up Resident’s account.

On Demand Pest Control: Resident has elected to be automatically enrolled in the following On Demand Pest Control service, pursuant to the terms and conditions provided under https://pest.residentforms.com and considered as part of the Lease:

[X] Pest Assurance Plus (cockroaches, bed bugs, fleas, ticks, weevils, and mites).

[ ] Pest Assurance Pro (ants, mice, cockroaches, bed bugs, fleas, ticks, weevils, and mites). Pest Assurance Pro is available for an additional monthly fee. Resident’s enrollment in On Demand Pest Control does not constitute a waiver of responsibility or liability for either Resident or Landlord regarding any acts or omissions that are the direct cause of any pest infestation or other obligations pursuant to applicable law. Resident’s enrollment in this Service is elective and shall be considered as a solution to assist the Resident in the performance of the Resident’s obligations under the lease agreement. To opt-out of On Demand Pest Control, the Resident may do so by visiting https://pest.residentforms.com/opt-out and following the opt-out instructions.

3. RBP Vendors. Landlord may have business relationships or affiliations with vendors and suppliers of RBP services or products provided herein and may receive financial or other benefits from that relationship or affiliation.

21

4. Consent to Receive SMS Messages. Resident consents to receive SMS messages (including text messages), and telephone calls (including prerecorded and artificial voice and autodialed) from the Landlord and the RBP Providers at the numbers provided to the Landlord, with service-related information, and account information or questions. The Resident represents that the Resident is permitted to receive calls and text messages at the telephone number provided to the Landlord by the Resident. Standard message and data rates may apply. SMS messaging services may be modified from time to time, for any reason, and without notice, including the right to terminate SMS messaging with or without notice, without liability to the Resident.

5. Governing Law. The Lease and this Addendum shall be construed in accordance with the laws of the State in which the Premises are located.

6. Conflict. The terms of this Addendum shall amend and supplement the Lease only to the extent applicable to such terms. In the event of a conflict between a term of the Lease and a term of this Addendum, the term of this Addendum shall control.

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent

The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number:

Mynd Management, Inc.

2001 Broadway Ste 400

Oakland, CA 94612

(833) 367-6963

22

Utilities Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Utilities Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease. To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

[ ] INCLUDED IN RENT: Resident agrees to pay for all utilities and services serving the Premises, except for the following which are included in the Rent amount:

[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] Water Sewer Gas Electric Trash Cable Internet Propane Solar

[X] IN RESIDENT'S NAME: Resident is required to place the following utilities and services in Resident's name as of the Commencement Date:

[X] [X] [ ] [X] [X] [X] [X] [ ] [ ]

Water Sewer Gas Electric Trash Cable Internet Propane Solar

[ ] BILLED BACK TO RESIDENT: Landlord will contract directly with the following utility service providers. Resident agrees to reimburse Landlord for all charges incurred by Landlord along with an administration fee and set-up charge no later than the first of the following month after Landlord's request:

[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] Water Sewer Gas Electric Trash Cable Internet Propane Solar

[ ] RATIO UTILITY BILLING SYSTEM (RUBS): The following utilities and services are not separately metered, and Resident agrees to pay a portion of the monthly bills as stated below:

[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] Water Sewer Gas Electric Trash Cable Internet Propane Solar

1. Resident shall pay a monthly amount stated in a separate notification received by the Resident from the Landlord, utility, or a third-party billing service provider designated by Landlord ("Utility Bill"). Landlord reserves the right to change method of notification and billing with thirty (30) days written notice to Resident.

2. The water and sewer portion of the Utility Bill shall be based on actual invoices for the Property's utilities. These may include, but are not limited to, storm water charges, water related charges contained on tax bills and all charges contained on utility bills received from the local water providers. These utilities are allocated to Resident based upon the number of Residents and Occupants in the Premises as a percentage of all the residents at the Property. A Common Area Deduction of 5% will be deducted from the sum of the master water bill for the water expense associated with any common laundry facilities, irrigation, pools, water features, etc. Actual percentages attributable to common area are difficult to ascertain and therefore Resident agrees that 5% for water is a reasonable deduction. Landlord reserves the right to change method of notification and billing with thirty (30) days written notice to Resident.

3. The trash removal portion of the Utility Bill shall be based on actual invoices for the Property's Utilities. These utilities are allocated to the Resident pursuant to an allocation formula based on the number of units at the Property and will be divided equally amongst each unit. Landlord reserves the right to change method of notification and billing with thirty (30) days written notice to Resident.

4. Resident agrees to pay to Landlord a monthly administrative fee in an amount (not to exceed) $11.99 per month (“Administrative Fee”). The Administrative Fee will be due and payable along with any Utility Charges or reimbursements owed to Landlord. Resident will pay a one-time account processing fee in the amount of $1.95 when Resident vacates the Premises. These fees are for administration, billing, overhead and similar expenses and charges incurred by Landlord for providing billing services and processing the final bill. These fees may be increased (with 30 days written notice) if Landlord's expenses increase. However, if a CPI increase, government postal rate, city or state tax increase occurs, then Landlord shall have the right to reflect changes in the billing statement immediately.

5. To the extent permitted by Applicable Law, any delinquent payment of a Utility Bill shall be considered a default under the Lease to the same extent and with the same remedies to Landlord (including, without limitation, the right to bring a summary proceeding for eviction against Resident and the right to impose late fees and other related charges and fees) as if Resident had been delinquent in Resident's payment of Rent. Upon vacating the unit Resident acknowledges and agrees that any unpaid Utility Bill, together with the amount of the final bill, may be deducted from the security deposit.

6. Please know that if you reside within a deregulated area in Texas, you may opt out of our billing program and sign up directly with an electric provider of your choice. You may provide written notice to us that you opt-out of the program. In such a case, you may contract directly with the local utility service provider and are fully responsible for the bills which will be sent to you by the provider, and any applicable utility deposit. Should you wish to change your billing option during the course of your lease, please notify us in writing. You will be responsible for all electric charges incurred until the switch to the new electric provider is finalized. There will be no reduction in the administrative billing fee should you choose this option.

23

[ ] SUB-METERED BILLING: The Utility Bill will be based on submeters that have been installed in your unit to measure your monthly consumption. Billings based on sub-meter readings will itemize the beginning and ending meter readings (if available). Resident bills will be calculated based on the consumption (or estimation thereof) in the Premises multiplied by the local utility rate charged to the Landlord and according to Applicable Law. Resident agrees to allow Landlord, or a billing service provider designated by Landlord, access to the Premises in order to install, repair, remove or read sub-meters:

[ ] Water [ ] Sewer [ ] Gas [ ] Electric [ ] Propane [ ] Solar

[ ] FLAT FEE BILLING: Landlord has calculated an average monthly utility charge for the marked utilities to allow the Resident to pay a set amount per month instead of a fluctuating amount.

Monthly charge of $ for the following utilities:

[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] Water Sewer Gas Electric Trash Cable Internet Propane Solar

[ ] INCLUDED IN HOA: The following utilities and services are included in the Homeowners Association fee. Residents will not be billed separately:

[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] Water Sewer Gas Electric Trash Cable Internet Propane Solar

[ ] THIRD PARTY BILLING SERVICE: Landlord will contract directly with the following utility service providers or a third party billing management service. Resident agrees to reimburse Landlord for all charges incurred by Landlord along with an administration fee, not to exceed $11.99 per month, and set-up charge no later than the first of the follow month after Landlord's request:

[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] Water Sewer Gas Electric Trash Cable Internet Propane Solar The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent

The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner.

The agent can be contacted at the following address and telephone number: Mynd Management, Inc.

2001 Broadway Ste 400

Oakland, CA 94612

(833) 367-6963

24

Insurance Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Insurance Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease. To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

1. Liability Insurance: Resident agrees to obtain and maintain, at Resident's sole cost and expense, during the Lease Term and any subsequent renewal periods, a policy of property damage liability insurance, which provides coverage for losses caused by fire, smoke, flood, explosion, sewer backup or overflow, water intrusion or other related damage in the amount not less than $100,000 per occurrence. Landlord shall be named as an interested party on such policy. Resident understands that such liability insurance does not protect against loss or damage to personal property or belongings.

2. No Landlord Liability: Landlord shall not be liable for personal injury or for damage to or loss of Resident's personal property (furniture, jewelry, clothing, etc.) from fire, flood, water leaks, sewer backup, snow, smoke, explosions, interruption of utilities, theft, acts of God, or any other event. Resident understands that Landlord's insurance for these risks does not cover Resident, any of Resident's personal property, or any family members, guests, or invitees or their personal property, and that Resident and its family members, guests, and invitees are not considered a co-insured of the Landlord.

3. Personal Property Insurance: Resident is solely responsible for any damage or loss to the personal property (furniture, jewelry, clothing, etc.) of Resident and its family members, guests, and invitees and their personal property from fire, flood, water leaks, sewer backup, snow, smoke, explosions, interruption of utilities, theft, acts of God, or any other event, and for obtaining insurance against these risks. Landlord strongly recommends that Resident obtain personal property coverage in addition to the required liability coverage.

4. Insurance Programs: Resident acknowledges that Landlord has made available to Resident a program (the "Program") providing Resident with an opportunity to purchase policies of the required liability insurance or personal property or injury insurance directly through Millennial Specialty Insurance ("MSI"). This Program is a service to the Resident, but Resident is under no obligation to purchase renter's insurance or personal liability insurance through this Program. If Resident wants to arrange their own liability insurance from a company of Resident's choosing, Resident agrees to provide written proof of the required liability coverage and to list Landlord as an "interested party" on such policy of insurance. Resident can elect to obtain personal liability insurance from any of the following sources:

a. Millennial Specialty Ins LLC ("MSI") on the Mynd Resident App for iOS or Android

b. From another insurance company of Resident's choosing with Mynd listed as an "interested party". Details below:

Mynd Management

PO Box 38060

Albany, NY 12203

5. Proof of Insurance: Resident must provide proof that Resident has obtained the required $100,000 liability coverage as described above. Resident shall also provide proof that it is maintaining this insurance from time to time thereafter upon Landlord's reasonable request. If Resident fails to provide proof of insurance prior to move-in, or fails to maintain insurance as required herein, Landlord may, but shall not be required to, obtain insurance on behalf of Resident through MSI, to the extent permitted by applicable law, and Resident will be charged an additional $14.95 per month that will be due and payable along with Resident's monthly Rent. The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner. The agent can be contacted at the following address and telephone number: Mynd Management, Inc.

2001 Broadway Ste 400 Oakland, CA 94612

(833) 367-6963

25

Yard and Landscape Maintenance Addendum

              (collectively, Resident, "you" or "your") and Tirios Atlas Acquisition, LLC - GA (Owner), under that certain lease dated as of May 26, 2026 (the Lease), for the property located at 1160 Gable Ter Jonesboro GA 30236 (the "Premises") hereby enter this Yard and Landscape Maintenance Addendum (the Addendum) concurrently with and effective as of the date of the Lease. Capitalized terms not defined in this Addendum shall have the same meaning as in the Lease.

To the extent there are any conflicts between the provisions of the Lease and this Addendum, the provisions of this Addendum shall control.

Resident hereby agrees and acknowledges that he/she will maintain the yard area and related landscape located at the Premises during the Term of the Lease (collectively, Landscape Maintenance). The Landscape Maintenance shall be performed by Resident in conformance with and pursuant to the following standards:

Lawn Watering: Resident must sufficiently water all lawn and grass areas ("Lawn") as needed to keep the Lawn green. To minimize evaporation and promote deeper saturation, the recommended watering time is early in the morning. Watering times and duration may need to be adjusted to accommodate different types of sprinklers and climates. Resident shall be responsible for determining if the property is subject to any local watering restrictions and adjusting watering schedules to comply with any such local watering restrictions

Lawn Maintenance: Resident must perform all mowing and edging. The Lawn should be mowed weekly during the spring and summer and every other week in the fall and winter. Resident should edge around the driveway, sidewalks and planter areas at the same time the Lawn is mowed. All debris and grass clippings must be blown off or swept clean from the driveway and surrounding yard and placed in the trash or a green recycling/compost bin.

Plant Watering and Maintenance: Resident must sufficiently water all planted areas as needed to keep plants green and growing and remove weeds. To minimize evaporation and promote deeper saturation, the best watering time is early morning. Watering times and duration may need to be adjusted to accommodate different types of sprinklers, climates and seasonal changes.

Basic Maintenance: Resident should check the irrigation system regularly to ensure that it is working properly. Resident must replace any damaged or broken sprinkler heads, mini sprayers, or drip lines and/or accessories with parts of "like kind". In colder climates, Resident shall be responsible for regular snow and ice removal and any necessary winterization of outdoor sprinkler systems.

Trees, Shrubs and Hedges: Resident must trim or prune all trees, shrubs and hedges as needed and necessary to prevent excessive or unkempt growth. In the event the Premises is at the corner of intersecting streets, Resident must keep all hedges or shrubs trimmed to a height that does not obstruct or obscure traffic visibility across the Premises. Resident must comply with all Applicable Laws, as well as any homeowner’s association rules and regulations with respect to Landscape Maintenance.

Professional Landscaping Services: Notwithstanding anything to the contrary in the Lease, Landlord may provide or require professional landscaping services at the Residence, including but not limited to, maintenance of the garden, landscaping, trees, shrubs, and grass, weed control, and proper disposal of all clippings and waste (the "Landscaping Services"). If Landlord assumes Resident’s obligations with respect to Landscaping Services, Resident shall pay, at the time and place and in the same manner as Resident pays Rent, an additional monthly fee in an amount determined by Landlord (the "Landscaping Fee"). Resident’s failure to timely pay the Landscaping Fee shall be considered a default under the Lease and shall entitle Landlord to all remedies available to Landlord thereunder.

Periodic Inspections: Owner reserves the right to conduct exterior inspections of the Landscape Maintenance. Residents whose Landscape Maintenance is not consistent with the guidelines set forth in this Addendum will be in default of the Lease if maintenance is not remediated as set forth in the Lease.

The undersigned Resident confirms that he/she has read, understands and agrees to the terms and obligations contained in this Addendum.

Resident:

              May 26, 2026

Owner:

Agent's Signature:

Jarrett Glass

Mynd Management, Inc., as Agent The individual signature above, along with other personnel of Mynd Management, Inc., is authorized to manage the Premises on behalf of Owner. The agent can be contacted at the following address and telephone number: Mynd Management, Inc.

2001 Broadway Ste 400 Oakland, CA 94612

(833) 367-6963

26

Signed

This document was signed on otto.mynd.co

05 / 26 / 2026 Sent for signature to               17:52:55 UTC (                    ) and Jarrett Glass (jarrett.glass@mynd.co) from admin-ext@mynd.co IP:

06 / 02 / 2026 Viewed by               (                    ) 02:40:17 UTC IP:

06 / 02 / 2026 Signed by               (                    ) 05:18:20 UTC IP:

06 / 02 / 2026 Viewed by Jarrett Glass (jarrett.glass@mynd.co) 13:09:10 UTC IP:

06 / 02 / 2026 Signed by Jarrett Glass (jarrett.glass@mynd.co) 13:09:21 UTC IP:

06 / 02 / 2026 The document has been completed.

13:09:21 UTC

27